UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2009

ASTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Commerce Way East Aurora, New York	14052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 805-1599

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Unregistered Sales of Equity Securities.

Astronics Corporation (the “Company”) completed the acquisition of 100% of the common stock of D M E Corporation (the “Acquisition”), which it had announced yesterday. Pursuant to the Stock Purchase Agreement (the “Purchase Agreement”) among the Company and the shareholders of D M E Corporation, the purchase price was approximately $51 million, comprised of approximately $45 million, 500,000 shares of the Company’s common stock (the “Shares”) previously held as treasury shares, valued at $3.6 million, or $7.17 per share, plus an additional $2 million subject to meeting revenue performance criteria in 2009 (the “Contingent Payment”). The Acquisition was consummated on January 30, 2009. DME Corporation is a provider of weapons and communications test equipment, training and simulation devices and aviation safety solutions.

A portion of the purchase price was funded by the issuance to the shareholders of D M E Corporation of the Company’s 6.0% subordinated promissory notes due 2014 in the aggregate principal amount of $5 million. To evidence its obligations related to the Contingent Payment, the Company also issued 6.0% subordinated contingent promissory notes due 2014 in the aggregate principal amount of $2 million. Payment under the contingent promissory notes is due only upon satisfaction of certain revenue performance criteria for 2009.

The Shares were issued to the shareholders of D M E Corporation on January 30, 2009. The issuance of the Shares was exempt from registration with the U.S. Securities and Exchange Commission pursuant to the exemption from such registration under Section 4(2) of the Securities Act of 1933, as amended, for a sale not involving a public offering. The Company has no obligation to file a registration statement with respect to the Shares.

In connection with the funding of the Acquisition, the Company amended its existing $60 million credit facility by entering into an $85 million Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of January 30, 2009, with HSBC Bank USA, National Association, Bank of America, N.A. and KeyBank National Association. The Credit Agreement provides for a five-year, $40 million senior secured term loan with interest at LIBOR plus between 2.25% and 3.50%. The proceeds of the term loan were used to finance the Acquisition. The Credit Agreement also provides for a revolving credit line of $45 million, of which approximately $30 million is currently available for working capital requirements and is committed for three years through January 2012, with interest at LIBOR plus between 2.25% and 3.50%. In addition, the Company is required to pay a commitment fee of between 0.300% and 0.500% on the unused portion of the total credit commitment for the preceding quarter, based on the Company’s leverage ratio under the Credit Agreement. The credit facility allocates up to $20 million of the $45 million revolving credit line for the issuance of letters of credit, including certain existing letters of credit.

The Company’s obligations under the Credit Agreement are jointly and severally guaranteed by Astronics Advanced Electronic Systems Corp., Luminescent Systems, Inc. and D M E Corporation, each a wholly-owned domestic subsidiary of the Company. The obligations are secured by a first priority lien on substantially all of the Company’s and the guarantors’ assets.

In the event of voluntary or involuntary bankruptcy of the Company (each an “Event of Default” as defined in the Credit Agreement), all unpaid principal and any other amounts due under the Credit Agreement automatically become due and payable without presentation, demand or notice of any kind to the Company. Other Events of Default, including failure to make payments as they become due, give the Agent (as defined in the Credit Agreement) the option to declare all unpaid principal and any other amounts then due immediately due and payable.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

A copy of the Credit Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K.

The above description does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and the Credit Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits.

        (a)     Financial Statements of Businesses Acquired.

        The financial statements required to be filed as part of this Current Report will be filed pursuant to an amendment to this Current Report not later than 71 days after this Current Report is required to be filed.

        (b)     Pro Forma Financial Information.

        The pro forma financial information required to be filed as part of this Current Report will be filed pursuant to an amendment to this Current Report not later than 71 days after this Current Report is required to be filed.

        (d)     Exhibits.

Exhibit
Number	Description

10.1	Stock Purchase Agreement dated January 28, 2009 among Astronics Corporation and the shareholders named therein

10.2	Amended and Restated Credit Agreement dated January 30, 2009 among Astronics Corporation, HSBC Bank USA, National Association, Bank of America, N.A. and KeyBank National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASTRONICS CORPORATION

Date: January 30, 2009	By:	/s/ David C. Burney
David C. Burney Vice President Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Stock Purchase Agreement dated January 28, 2009 among Astronics Corporation and the shareholders named therein

10.2	Amended and Restated Credit Agreement dated January 30, 2009 among Astronics Corporation, HSBC Bank USA, National Association, Bank of America, N.A. and KeyBank National Association.